Contact:	Shawn M. Guertin

Chief Financial Officer

(301) 581-5701

Drew Asher

SVP, Corporate Finance

(301) 581-5717

Coventry Health Care Reports Third Quarter Earnings and Increases Full Year 2009 Guidance

GAAP Earnings of $0.48 per Diluted Share; Adjusted Earnings of $0.66 per Diluted Share

BETHESDA, Md. (October 30, 2009) - Coventry Health Care, Inc. (NYSE: CVH) today reported consolidated operating results for the quarter ended September 30, 2009. Operating revenues totaled $3.4 billion for the quarter with GAAP net earnings of $70.6 million, or $0.48 earnings per diluted share (EPS). Excluding the impact of the First Health Services Corporation (FHSC) divestiture in the third quarter, which resulted in a net charge of $26.7 million, or $0.18 per diluted share, adjusted net earnings were $97.3 million, or $0.66 per diluted share.(1)

Excluding the impact of the FHSC divestiture, the Company is increasing its full year 2009 adjusted EPS guidance to a range of $2.01 to $2.03, an increase of $0.12 from the midpoint of the prior EPS range of $1.85 to $1.95. GAAP EPS for the full year is now expected to be in a range of $1.45 to $1.47 as the Company has recorded a largely non-cash full year charge of $0.56 per diluted share as a result of the FHSC divestiture, as outlined on page two.

“I continue to be pleased with the Company’s financial and operational results for 2009 including today’s increase to full year EPS guidance,” said Allen F. Wise, chairman and chief executive officer of Coventry. “In the face of a challenging environment, we feel confident that focusing on our seven core businesses and driving a low cost structure will best position Coventry for the future.”

Third Quarter Consolidated Highlights

•	Revenues from continuing operations increased 17.7% from the prior year quarter
•	Continued growth in Medicare products
o	Medicare Coordinated Care Product (CCP) membership growth of 38% from the prior year quarter
o	Medicare Part D membership growth of 81,000 from the prior quarter
•	Health plan commercial group risk medical loss ratio of 82.1%
•	GAAP cash flows from operations were $314.3 million
•	Excellent liquidity position
o	Approximately $570 million of deployable free cash at the parent at quarter-end
o	Debt repayment of $98 million during the quarter
•	Share buyback of 1.5 million shares at the end of the quarter
•	Investment portfolio in a net unrealized gain position at quarter-end

1) Adjusted earnings of $0.66 per diluted share include earnings from continuing operations of $0.68 per diluted share and a loss of $0.02 per diluted share from FHSC operations during the quarter. The Company believes that adjusting earnings to exclude the unfavorable impact of the non-recurring FHSC divestiture-related charges provides a more meaningful measure of its operating results in comparison to prior and future periods (and to previously announced guidance). See page two for further details.

Selected Third Quarter Highlights

•

Health Plan Commercial Group Premium Yield & Medical Loss Ratio (MLR). Reported commercial group risk premium yields rose to $304.13 PMPM (per member per month) in the quarter, an increase of 6.1% from the prior year quarter. The health plan commercial group risk MLR was 82.1% in the quarter, a decrease of 20 basis points from the prior year quarter.

•

Medicare Advantage Membership & MLR. As of September 30, 2009, Medicare Advantage membership was 521,000, an increase of 141,000 members year-to-date. Medicare Advantage CCP membership was 185,000, an increase of 48,000 members year-to-date. The Medicare Advantage MLR was 89.4% in the quarter, a sequential decrease of 100 bps driven by favorable results in Medicare Advantage Private Fee-for-Service (PFFS). The Medicare Advantage PFFS MLR improvement in the third quarter compared to the first half of 2009 contributed approximately $0.07 per diluted share in the quarter. As previously announced, the Company will exit the Medicare Advantage PFFS product effective January 1, 2010.

•

Medicare Part D Membership & MLR. As of September 30, 2009, Medicare Part D membership was 1,636,000, an increase of 81,000 members from the prior quarter and 705,000 members year-to-date. The Medicare Part D MLR was 79.4% in the quarter and 91.9% year-to-date, compared to the third quarter 2008 year-to-date MLR of 91.5%.

•	Medicaid Membership. As of September 30, 2009, Medicaid membership was 391,000, an increase of 6,000 members from the prior quarter. The Medicaid MLR was 86.1% in the quarter.

•

First Health Services Corporation Divestiture. The previously announced divestiture of FHSC closed on July 31, 2009. In accordance with GAAP, the historical FHSC results of operations are classified as discontinued operations and are excluded from consolidated continuing operations for each period presented. In addition to the results of FHSC operations, the discontinued operations for the third quarter and year-to-date periods of 2009 include charges to reflect the impact of the FHSC divestiture. Consistent with previous guidance, in the third quarter of 2009 the Company recorded a primarily non-cash net charge of $0.18 per diluted share to complete the divestiture. When combined with the loss of $0.02 per diluted share generated from FHSC operating results in the quarter, the total EPS from discontinued operations was a loss of $0.20 for the third quarter. Including the previously disclosed $0.38 per diluted share charge recorded in the second quarter, the total year-to-date charge on the FHSC divestiture was $0.56 per diluted share, which is consistent with the lower end of the Company’s prior estimate of $0.55 to $0.60 per diluted share. When combined with the $0.06 of EPS generated from FHSC year-to-date operating results, the total EPS from discontinued operations was a loss of $0.50 for the nine months ended September 30, 2009.

Mr. Allen F. Wise, chairman and chief executive officer of Coventry, will host a conference call at 8:30 a.m. ET on Friday, October 30, 2009. To listen to the call, dial toll-free at (888) 352-6803 or, for international callers, (719) 325-2474. Callers will be asked to identify themselves and their affiliations. The conference call will also be webcast from Coventry’s Investor Relations site at www.coventryhealthcare.com. Coventry asks participants on both the call and webcast to review and be familiar with its filings with the Securities and Exchange Commission. A replay of the call will be available for one week at (888) 203-1112 or, for international callers, (719) 457-0820. The access code is 3147061.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are defined as statements that are not historical facts and include those statements relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2008 and Coventry’s Form 10-Q for the quarter ended June 30, 2009. Coventry undertakes no obligation to update or revise any forward-looking statements.

Coventry Health Care (www.coventryhealthcare.com) is a diversified national managed healthcare company based in Bethesda, Maryland, operating health plans, insurance companies, network rental and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators.

COVENTRY HEALTH CARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating revenues:
Managed care premiums	$3,153,142	$2,627,345	$9,595,872	$7,891,701
Management services	290,968	298,376	879,507	865,785
Total operating revenues	3,444,110	2,925,721	10,475,379	8,757,486

Operating expenses:
Medical costs	2,661,131	2,200,405	8,261,102	6,630,950
Cost of sales	62,384	54,289	178,280	139,038
Selling, general, administrative	527,173	478,973	1,607,142	1,411,163
Depreciation and amortization	40,660	35,617	110,309	109,401
Total operating expenses	3,291,348	2,769,284	10,156,833	8,290,552

Operating earnings	152,762	156,437	318,546	466,934
Operating earnings percentage of total revenues	4.4%	5.3%	3.0%	5.3%

Interest expense	20,697	22,523	64,603	70,545
Other income, net	18,012	(9,904)	69,773	52,292
Earnings before income taxes	150,077	124,010	323,716	448,681

Provision for income taxes	49,638	45,032	117,462	168,027
Income from continuing operations	100,439	78,978	206,254	280,654

(Loss) income from discontinued operations, net of tax	(29,810)	6,496	(73,033)	13,000

Net earnings	$ 70,629	$ 85,474	$ 133,221	$ 293,654

Net earnings per share:
Basic earnings per share from continuing operations	$ 0.68	$ 0.54	$ 1.40	$ 1.88
Basic (loss) earnings per share from discontinued operations	(0.20)	0.04	(0.50)	0.09
Total basic earnings per share	$ 0.48	$ 0.58	$ 0.90	$ 1.96

Diluted earnings per share from continuing operations	$ 0.68	$ 0.53	$ 1.40	$ 1.86
Diluted (loss) earnings per share from discontinued operations	(0.20)	0.04	(0.50)	0.09
Total diluted earnings per share	$ 0.48	$ 0.58	$ 0.90	$ 1.94

Weighted average shares outstanding, basic	147,062	146,652	146,956	149,591
Weighted average shares outstanding, diluted	147,784	147,802	147,569	151,229

COVENTRY HEALTH CARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	September 30,	June 30,	December 31,
	2009	2009	2008
	(unaudited)	(unaudited)
Assets:

Current assets:
Cash and cash equivalents	$1,691,847	$1,712,152	$1,123,114
Short-term investments	355,417	112,677	338,129
Accounts receivable, net	259,775	280,292	293,636
Other receivables, net	501,348	607,359	524,803
Other current assets	156,837	186,651	130,808
Total current assets	2,965,224	2,899,131	2,410,490

Long-term investments	1,888,670	1,762,120	1,709,878
Property and equipment, net	270,153	292,690	308,016
Goodwill	2,535,718	2,622,479	2,695,025
Other intangible assets, net	491,164	513,209	546,168
Other long-term assets	33,949	34,430	57,821
Total assets	$8,184,878	$8,124,059	$7,727,398

Liabilities and Stockholders’ Equity:

Current liabilities:
Medical liabilities	$1,702,855	$1,752,969	$1,446,391
Accounts payable and accrued liabilities	630,190	499,602	474,561
Deferred revenue	107,172	122,294	104,823
Total current liabilities	2,440,217	2,374,865	2,025,775

Long-term debt	1,708,935	1,806,842	1,902,472
Other long-term liabilities	433,077	416,286	368,482
Total liabilities	4,582,229	4,597,993	4,296,729

Stockholders’ equity	3,602,649	3,526,066	3,430,669

Total liabilities and stockholders’ equity	$8,184,878	$8,124,059	$7,727,398

COVENTRY HEALTH CARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Quarter Ended	Nine Months Ended
	September 30, 2009	September 30, 2009

Cash flows from operating activities:
Net earnings	$70,629	$133,221
Adjustments to earnings:
Depreciation and amortization	40,981	112,570
Amortization of stock compensation	13,552	37,332
Loss on disposal of FHSC	26,738	81,557
Gain on repurchase of debt	(41)	(8,371)
Changes in assets and liabilities:
Accounts receivable, net	(1,868)	11,476
Medical liabilities	(50,036)	256,542
Accounts payable and other accrued liabilities	93,173	131,467
Deferred revenue	(11,640)	5,831
Other operating activities	132,851	27,218
Net cash flows from operating activities	314,339	788,843

Cash flows from investing activities:
Capital expenditures, net	(11,623)	(34,795)
Payments for investments, net of sales and maturities	(331,469)	(115,791)
Proceeds from acquisition settlements	112	10,197
Proceeds from FHSC disposal, net	115,437	115,437
Net cash flows from investing activities	(227,543)	(24,952)

Cash flows from financing activities:
Proceeds from issuance of stock	615	1,094
Payments for repurchase of stock	(10,018)	(11,745)
Repayment of debt	(97,910)	(184,930)
Excess tax benefit from stock compensation	212	423
Net cash flows from financing activities	(107,101)	(195,158)

Net change in cash and cash equivalents for current period	(20,305)	568,733
Cash and cash equivalents at beginning of period	1,712,152	1,123,114
Cash and cash equivalents at end of period	$1,691,847	$1,691,847

Cash and Investments:
Cash and cash equivalents	$1,691,847	$1,691,847
Short-term investments	355,417	355,417
Long-term investments	1,888,670	1,888,670
Total cash and investments	$3,935,934	$3,935,934

COVENTRY HEALTH CARE, INC.

SELECTED OPERATING STATISTICS

(Unaudited)

	Q3 2009	Q2 2009	Q1 2009	Total 2008	Q4 2008	Q3 2008
Membership by Product (000s)
Health Plan Commercial Risk	1,431	1,477	1,501		1,575	1,587
Health Plan Commercial ASO	689	697	702		714	720
Medicare Advantage CCP	185	182	176		137	134
Medicaid Risk	391	385	375		371	386
Health Plan Total	2,696	2,741	2,754		2,797	2,827

Medicare Advantage PFFS	336	329	318		243	243
Other National Risk	5	15	21		24	27
Other National ASO	567	571	575		633	641
Total Medical Membership	3,604	3,656	3,668		3,697	3,738

Medicare Part D	1,636	1,555	1,501		931	910

Total Membership	5,240	5,211	5,169		4,628	4,648

Revenues by Product Type (000s)
Commercial Risk	$1,279,571	$1,310,645	$1,327,221	$5,421,984	$1,364,232	$1,362,956
Commercial Management Services	81,661	83,675	83,810	352,369	97,108	86,672
Medicare Advantage	1,268,592	1,224,011	1,161,590	3,177,244	847,231	825,504
Medicaid Risk	281,146	263,039	260,838	1,087,189	259,926	260,060
Total Health Plan and Medical Services Businesses	2,910,970	2,881,370	2,833,459	10,038,786	2,568,497	2,535,192

Medicare Part D	316,654	397,090	484,123	847,702	191,899	170,483
Other Premiums	23,568	23,746	23,957	64,783	22,916	18,937
Other Management Services(2)	211,769	215,468	210,893	826,321	210,406	213,799
Total Specialized Managed Care Businesses(2)	551,991	636,304	718,973	1,738,806	425,221	403,219

Total Premiums	3,169,531	3,218,531	3,257,729	10,598,902	2,686,204	2,637,940
Total Management Services(2)	293,430	299,143	294,703	1,178,690	307,514	300,471
Other/Eliminations	(18,851)	(19,300)	(19,537)	(43,365)	(16,976)	(12,690)
Total Revenue(2)	$3,444,110	$3,498,374	$3,532,895	$11,734,227	$2,976,742	$2,925,721

Consolidated Coventry

Operating Income % of Revenues(2)	4.4%	2.9%	1.8%	5.0%	4.0%	5.3%

SGA % of Revenues(2)	15.3%	15.3%	15.4%	16.5%	17.8%	16.4%

Total Medical Liabilities (000s)	$1,428,766	$1,413,243	$1,416,735		$1,243,620	$1,209,560
Days in Claims Payable (DCP)	54.78	54.07	55.11		54.75	54.94

Total Debt (millions)	$ 1,708.9	$ 1,806.8	$ 1,902.6		$ 1,902.5	$ 1,472.3
Total Capital (millions)	$ 5,311.6	$ 5,332.9	$ 5,402.8		$ 5,333.1	$ 4,779.3
Debt to Capital	32.2%	33.9%	35.2%		35.7%	30.8%

2)	Operating statistics excluding discontinued operations.

COVENTRY HEALTH CARE, INC.

SELECTED REVENUE AND MEDICAL COST STATISTICS

(Unaudited)

	Q3 2009	Q2 2009	Q1 2009	Total 2008	Q4 2008	Q3 2008
Revenue PMPM
Health Plan Commercial Group Risk	$304.13	$299.79	$296.36	$286.30	$289.71	$286.73
Medicare Advantage(3)	$853.90	$857.05	$860.46	$862.60	$862.79	$856.90
Medicare Part D(4)	$ 84.63	$ 85.27	$ 84.35	$ 88.34	$ 89.16	$ 85.64
Medicaid Risk	$239.22	$230.27	$231.93	$208.50	$228.33	$226.08

MLR %
Consolidated Total	84.4%	86.4%	87.4%	84.0%	83.8%	83.8%

Health Plan Commercial Group Risk	82.1%	81.7%	80.9%	81.7%	83.2%	82.3%
Medicare Advantage	89.4%	90.4%	90.5%	89.0%	90.9%	88.4%
Medicare Part D	79.4%	89.9%	101.8%	84.1%	58.8%	78.5%
Medicaid Risk	86.1%	90.2%	88.3%	85.3%	85.9%	84.2%

3)	Revenue PMPM excludes the impact of revenue ceded to external parties.

4)	Revenue PMPM excludes the impact of CMS risk-share premium adjustments and revenue ceded to external parties.